Exhibit 10.36
EMPLOYMENT AGREEMENT
The Agreement dated as of March 13, 2007 between OpenTV Corp., a corporation organized under the laws of the British Virgin Islands (“the Company”), and Alan Guggenheim (“CEO”).
In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, agree as follows:
I.	Title and Duties; Power and Authority.
A.	CEO shall serve as Chief Executive Officer of the Company and shall have the rights, powers, duties and obligations relating to such offices as are set forth in the Articles of Association and Amended and Restated Memorandum of Association of the Company and such other rights, powers, duties and obligations as may be assigned to him from time to time by the Board and/or the Executive Chairman, subject to applicable law and such limitations and restrictions as may be imposed by the Board according to the Corporate Governance Guidelines adopted by the Board.

B.	CEO shall report to the Board through the Executive Chairman of the Board.

C.	CEO shall devote his full business time and efforts to the Company. Nothing herein shall prevent CEO from (i) participating in industry, trade, professional, charitable and community activities, (ii) serving on corporate, civic or charitable boards or committees, and (iii) managing his personal investments and affairs, in each case so long as such activities do not conflict with the Company’s interests or interfere with the performance of CEO’s responsibilities to the Company in accordance with this Agreement. Upon any termination of CEO’s employment with the Company, CEO shall resign from any positions he may hold at the time on the Board or on the board of directors of any other company on which he serves at the request of the Company.
II.	Term and Place of Employment.
A.	Initial Term. CEO shall be employed for an initial term commencing on March 13, 2007 (the “Effective Date”) and continuing for a period of one year following such date (“Initial Term”), unless sooner terminated in accordance with Par. IV below.

B.	Renewal. Upon completion of the Initial Term specified in Par. II.A., CEO’s employment will automatically renew for subsequent one-year terms (the Initial Term together with subsequent one-year renewal terms shall be referred to as the “Employment Term”), unless either party provides written notice of non-renewal at least one year prior to the end of the next following one-year renewal term, in which event CEO’s employment will terminate at the end of the next following one-year renewal term, unless sooner terminated in accordance with Par. IV below.

C.	Unless otherwise agreed in writing, CEO’s principal place of work, subject to reasonable and customary travel, shall be the Company’s principal executive offices located in San Francisco, California, or in any other place, in the San Francisco area, within a radius of about 50 miles, as could be decided by the Board of Directors of the Company.
III.	Compensation and Benefits.

During his employment CEO shall receive the following compensation and benefits:
A.	Salary. The Company shall pay CEO a salary at the rate of Six Hundred and Ten Thousand Dollars ($610,000) per annum, as increased from time to time pursuant to the terms hereof (“Base Salary”), with a non-negative annual adjustment based on the Consumer Price Index for all urban Consumers, U.S. City Average, for all items as published by the Bureau of Labor Statistics of the Department of Labor, with the first such adjustment to occur on January 1, 2008, and subsequent adjustments on the first day of each successive year. CEO’s Base Salary shall be paid in regular intervals in accordance with the Company’s customary payroll schedules for salaried employees, but in no event less frequently than twice each month.

B.	Annual Bonuses.
1.	In addition to Base Salary, CEO may receive annual bonuses (“Annual Bonuses”) as follows:
a.	Annual personal performance bonuses in the following targeted amounts:

$300,000 for the year ending December 31, 2007;

$280,000 for the year ending December 31, 2008;

$260,000 for the year ending December 31, 2009; and

$240,000 for the year ending December 31, 2010
The actual amount of the above target bonuses earned by the CEO in any calendar year shall be determined by the Compensation Committee based on “Performance Criteria” that shall be established, approved and communicated to CEO by the Board before the beginning of the year for which the Annual Bonus is being paid, or in the case of the 2007 Annual Bonus, prior to the Effective Date.

b.	Annual Company performance bonuses based on the Company’s EBIT, provided EBIT is above a targeted amount that shall be established, approved and communicated to CEO by the Board before the beginning of the year for which this Annual Bonus is being paid, as follows:
(i)	for calendar years prior to 2010, an Annual Bonus in the amount of 2% of EBIT, minus one-half (50%) of the Annual Bonus paid pursuant to Par. III.B.1.a;

(ii)	for calendar year 2010, a bonus in the amount of 1.75% of EBITA, minus one-half (50%) of the bonus received by CEO under Par. III.B.1.a.
2.	Annual Bonuses paid pursuant to this Par. III.B. shall be paid to CEO in a lump sum cash payment as soon as reasonably practical following approval by the Compensation Committee of bonuses for senior executives. The total Annual Bonuses earned in any calendar year pursuant to this Par. III.B. shall not exceed seven times the amount of CEO’s Base Salary plus the value of the Restricted Shares granted during the applicable calendar year based on the closing price of the Company’s Class A Ordinary Shares on the NASDAQ Global Market on the last trading day of the applicable year.
C.	Benefits. Throughout CEO’s employment, the Company shall provide CEO with the right to participate in and to receive benefits from all present and future life, accident, disability, medical, pension and savings plans and all similar benefits made available generally to executives of the Company. The amount and extent of benefits to which CEO is entitled shall be governed by the Company’s specific benefit plan, as it may be amended from time to time.

D.	Vacation. CEO shall be entitled to accrue up to five (5) weeks of paid vacation per year, or such longer period as may be provided by the Company in accordance with the most favorable plans granted to the senior executives of the Company in the US. Such accrued vacation shall be taken at such times and intervals as shall be determined by the CEO, subject to the reasonable business needs of the Company. Vacation days that are not used by the CEO in any given year shall be carried over to the next year. CEO’s vacation accrual shall be capped at 175% of his annual accrual rate. Once CEO reaches the 175% cap, he shall no longer continue to accrue vacation until he uses accrued vacation time and drops below the cap.

E.	Equity Compensation.
1.	Restricted Stock. On the Effective Date, the Company will issue to CEO sixty thousand (60,000) Class A Ordinary Shares that shall be fully vested, but shall be restricted from sale or transfer until the third year anniversary of the Effective Date, unless such restriction is lifted pursuant to Par. V.A.1.d or Par. V.C.4. Upon each anniversary of the Effective Date, the Company will issue to CEO the number of fully vested Class A Ordinary Shares according to the following schedule, which shares will also be restricted from sale or transfer for three years, unless such restriction is lifted pursuant to Par. V.A.1.d, or Par. V.C.4:
2008: 61,000
2009: 62,500
2010 and after: 65,000
F.	Reimbursement of Business and Relocation Expenses.
1.	Expense Reimbursement. The Company shall provide CEO with a company car, and pay or promptly reimburse CEO for all reasonable expenses and other disbursements incurred or paid by CEO in the performance of his duties and responsibilities under this Agreement, including those incurred or paid in connection with business related travel, telecommunications and entertainment, subject to reasonable substantiation by CEO in accordance with the Company’s policies.

2.	Relocation Expenses. The Company will pay or promptly reimburse CEO for reasonable relocation and temporary lodging expenses incurred by CEO and CEO’s family during CEO’s relocation from his primary residence to the San Francisco area. The amount will be determined in accordance with the budget attached as Annex A and will be limited to six months’ of expenses. If necessary the Company will also pay for additional moving expenses incurred during CEO’s subsequent move to CEO’s permanent residence. CEO shall also receive a Housing Allowance of Two Hundred Thousand Dollars ($200,000) per year for 2007, 2008 and 2009, and of Fifty Thousand Dollars ($50,000) per year for 2010, 2011 and 2012.
IV.	Employment Termination.

CEO’s employment hereunder shall terminate under the following circumstances:
A.	Death. If CEO dies.

B.	Disability. In the event of an illness, injury, accident or condition of either a physical or psychological nature, which prevents CEO from performing his essential duties hereunder as determined in good faith by the Board, and there is no reasonable accommodation that can be provided by the Company that would allow CEO to perform such essential duties as determined under applicable law, that persists for a period of not less than one hundred twenty (120) working days (whether or not consecutive) during the preceding twelve calendar months preceding the month in which such notice is given, the Company may terminate CEO based on the ground of disability, provided CEO is given no less than ten (10) business days written notice of such termination.
C.	Termination of CEO by the Company.
1.	Termination for Cause. The Company may terminate CEO for cause at any time by providing written notice of such termination to CEO setting forth in reasonable detail the nature of such cause. “Cause” shall have occurred on the happening of any of the following: (i) CEO’s conviction of, or a plea of “guilty” or “no contest” to a felony under the laws of the United States or of any state (other than a traffic violation); provided, however, that after indictment, the Company may suspend CEO from the rendition of services, but without limiting or modifying in any other way the Company’s obligation under this Agreement; (ii) CEO’s commission of a fraud, theft, embezzlement, or other material dishonesty; (iii) a material breach by CEO of a fiduciary duty owed to the Company that is injurious to the Company, including its reputation; (iv) CEO’s willful refusal or failure to perform (other than by reason of a Disability), or gross neglect in the performance of, his duties and responsibilities to the Company; (v) a material breach by CEO of Par. VII of this Agreement (confidentiality clause); or (vi) CEO’s agreement to settle any charge brought against him by the Securities and Exchange Commission with respect to any act or omission by CEO, which charge involves an allegation of fraud or, in the good faith opinion of the Board, was reasonably likely to result in a conviction had the matter proceeded; provided further, however, that if termination is pursuant to (iii), (iv), or (v) hereof the Company shall provide CEO with no less than twenty (20) days’ prior written notice during which period CEO may cure the breach or neglect, if curable.

2.	Termination without Cause. The Company may terminate CEO without cause upon written notice. In such event, CEO’s employment shall continue through the end of the next following one-year renewal term, and he shall be entitled to the benefits and subject to the obligations specified in this Agreement, except that Company reserves the right to relieve CEO from his duties hereunder as Chief Executive Officer.
D.	Termination by CEO
1.	Termination for “Good Reason.” CEO may terminate his employment, at any time, for “good reason” upon twenty (20) days’ written notice setting forth in reasonable detail the “good reason” upon which the termination is basis. “Good reason” shall exist in the event of (i) a material reduction of CEO’s Base Salary; or (ii) a material change in the CEO’s title or duties.

E.	Termination by Mutual Agreement of the Parties; or

F.	Termination by Notice of Non-renewal by either Party.
V.	Obligations of the Company upon Termination.
A.	Termination due to Death or Disability. If CEO’s employment is terminated due to death or disability in accordance with Pars. IV.A. or IV.B., respectively, the Company shall pay or provide to, or in respect of, CEO, the following:
1.	Within ten (10) days after the date of the CEO’s death or notice of termination due to disability, the Company shall pay to CEO
a.	CEO’s accrued Base Salary, Vacation pay, and reimbursable business expenses (the “Accrued Obligation”);

b.	an amount equal to one half year of CEO’s then-current Base Salary;

c.	an amount equal to the product of (x) the Annual Bonuses provided for in Par. III.B. that would have been paid to CEO with respect to the applicable year and (y) a fraction, the numerator of which is the number of days in the year through the date of termination and the denominator of which is 365; and

d.	a waiver of the remaining sale and transfer restrictions applicable to the restricted stock granted pursuant to Par.III.E.1.
B.	Termination by the Company for Cause. If CEO’s employment is terminated for cause in accordance with Par. IV.C., the Company shall pay CEO, in a lump sum within five (5) business days, the Accrued Obligation.

C.	Termination by the Company without Cause, by CEO for Good Reason or by Either Party by Notice of Non-Renewal. If CEO’s employment is terminated by the Company without cause in accordance with Par. IV.C.2., by CEO for good reason in accordance with Par. IV.D., or by either party by notice of Non-Renewal in accordance with Pars. II.B., and IV.F., the Company shall pay or provide to CEO, the following amounts and benefits:
1.	The Accrued Obligation;

2.	Base Salary through the end of the Employment Term, payable in a lump sum within 15 days following the date of termination of employment.

3.	as soon as practical following the end of the calendar year in which termination occurs, payment of an amount equal to the product of (x) the Annual Bonuses provided for in Par. III.B., that would have been paid to CEO with respect to the year in which termination occurs, pursuant to Par.

IV.C.2., or during which CEO terminated his employment for good reason, pursuant to Par. IV.D.1., and (y) a fraction, the numerator of which is the number of days in the calendar year through the date of termination and the denominator of which is 365;

4.	the period of restriction on the sale and transfer of Restricted Stock granted pursuant to Par. III.E., shall be reduced to a period of one year from the date of termination; unless the remaining period of restriction originally imposed pursuant to Par. III.E. has expired or is less than one year from the date of termination; and

5.	for the period during which CEO receives Base Salary pursuant to Par. V.C.2., or until such earlier time as CEO receives alternative health coverage, reimbursement of the difference between monthly COBRA payments actually made by CEO for continued health benefits during such period, and the amount CEO would have paid for health coverage for himself and his dependents under the Company’s plan had he remained an employee of the Company during such period.
D.	Survival. Upon termination of CEO’s employment and payment of the amounts due CEO pursuant to the above provisions in this Par. V, the obligations of the Company and CEO under this Agreement shall terminate, except that the Company’s obligations hereunder with respect to the payments and continuation of benefits set forth in this Par. V, and CEO’s obligations under Par. VII, (Confidentiality) will survive in accordance with the terms and conditions thereof.
VI.	Compliance With Section 409A of the Internal Revenue Code.
A.	The parties intend for this Agreement either to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and all applicable guidance promulgated thereunder (together, “Section 409A”) or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly. If this Agreement either fails to satisfy the requirements of Section 409A, or is not exempt from the application of Section 409A, then the parties hereby agree to amend or to clarify this Agreement in a timely manner so that this Agreement either satisfies the requirements of Section 409A or is exempt from the application of Section 409A.

B.	Notwithstanding any provision in this Agreement to the contrary, any termination of employment contemplated under this Agreement shall satisfy the applicable requirements of a “separation from service” under Section 409A.

C.	Notwithstanding any provision in this Agreement to the contrary, in the event that CEO is a “specified employee” (as defined in Section 409A), any severance payment, severance benefits, or other amounts payable under this Agreement that would be subject to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) of the Internal Revenue Code (collectively,

“Specified Employee Payments”) shall not be paid before the expiration of a period of six (6) months following the date of CEO’s termination of employment. The Specified Employee Payments to which CEO would otherwise have been entitled during the six-month period following the date of CEO’s termination of employment shall be accumulated and paid as soon as administratively practicable following the first date of the seventh month following the date of CEO’s termination of employment.

D.	To ensure satisfaction of the requirements of Section 409A(b)(3) of the Internal Revenue Code, assets shall not be set aside, reserved in a trust or other arrangement, or otherwise restricted for purposes of the payment of amounts payable under this Agreement.

E.	The Company and CEO understand and acknowledge that the federal, state, local, and/or foreign tax consequences (including without limitation those tax consequences implicated by Section 409A) of this Agreement are complex and subject to change, that no representations or warranties are being made herein by either the Company or CEO with respect to the tax consequences to either the Company or CEO that may arise from the performance of this Agreement, and neither the Company or the CEO will seek to hold the other responsible for tax consequences that may arise from the performance of this Agreement.
VII.	Confidentiality.
A.	CEO agrees that while in the employ of the Company (otherwise than in the performance of his duties hereunder), he shall not disclose to any person, firm, corporation, entity or business organization any Confidential Information (as hereinafter defined), but this Par. VII shall not prevent CEO from responding to any subpoena, court order or threat of other legal duress. The term “Confidential Information” shall mean information disclosed to CEO by the Company during CEO’s employment hereunder relating to the business of the Company, to the extent that (i) such information is considered proprietary by the Company and (ii) disclosure of such information by CEO would be materially adverse to the Company; provided, however, that the following shall not be deemed to be Confidential Information: (a) information which is or becomes publicly known to CEO other than as a result of a breach of this provision; (b) information lawfully in the possession of CEO prior to disclosure to him by the Company; or (c) information disclosed to CEO by any third party who is not affiliated with the Company or otherwise subject to a confidentiality obligation in favor of the Company.

B.	This confidentiality obligation will last as long as reasonably necessary to safeguard the legitimate interest of the Company, even after termination of CEO’s employment by the Company.

VIII.	Dispute Resolution and Governing Law.
A.	Subject to the final sentence of this Par. VIII.A., all disputes concerning CEO’s employment with the Company, the termination thereof, the breach by either party of the terms of this Agreement or any other matters relating to or arising from CEO’s employment with the Company shall be resolved in binding arbitration in a proceeding in San Francisco, California, administered by and under the rules and regulations of the American Arbitration Association. Both parties and the arbitrator will treat the arbitration process and the activities that occur in the proceedings as confidential. Nothing contained in this Par. VIII.A., shall limit the Company’s right to seek equitable relief in any court of competent jurisdiction in respect of the matters set forth in Par. VII.

B.	This Agreement shall be governed by and construed according to the laws of the State of California.
IX.	General Provisions. CEO shall sign the Indemnification Agreement attached as Annex B and the Company’s standard Proprietary Information and Inventions Agreement.
X.	Severability. If any of the provisions of this Agreement shall, for any reason, be declared invalid, illegal or unenforceable in any respect by final judgment of any court or administrative body of competent jurisdiction, (a) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement, and (b) this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
XI.	Assignment and Successors.
A.	This Agreement is personal to CEO and without the prior written consent of the Company shall not be assignable by CEO otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by CEO’s heirs, executors and other legal representatives. However, the rights or obligations of the Company under this Agreement may not be assigned or transferred by the Company except pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company.

B.	This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
XII.	Entire Agreement. This Agreement, including Annexes A and B, which are incorporated herein by reference in their entirety, constitutes the entire agreement between the parties with respect to the subject matter hereof, replacing and superseding as of the date hereof any and all negotiations, discussions, agreements and understandings, including all term sheets, with respect to the subject matter hereof, whether oral or written, between the parties hereto. This Agreement may be amended or modified only by a written instrument executed by both the Company and the CEO.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Alan Guggenheim CEO	OpenTV Corp. By: Shum Mukherjee Chief Financial Officer

/s/ Alan Guggenheim Signature	/s/ Shum Mukherjee Signature

March 13, 2007 Date	March 13, 2007 Date